GENERAL TERMS AND CONDITIONS

1. Introduction. These general terms and conditions (“General Terms”) are incorporated into and are made a part of each individual agreement between Heritage Oaks Bank of Paso Robles, CA (“Client”) and the entity that is a party to the Agreement (each such entity being referred to as “FIS”). Each Agreement, when combined with these General Terms and the related pricing attachment(s), comprises a separate and independent contract between the parties (each such contract being an “Agreement” and referred to herein separately as the “Agreement”). The pricing attachment(s) related to each Agreement are incorporated into and made a part of such Agreement.

2. Services. If the Agreement describes the provision of a service (“Service”) by FIS, the following subsections apply:

2.1 The “Commencement Date” of a Service is the earlier of: (i) the date the Service is first installed and available for Client’s use in production; (ii) Client’s first production use of the Service; or (iii) the commencement date agreed upon by the parties in writing. In the event that there is a dispute over the Commencement Date and the parties are unable to mutually agree upon a Commencement Date after reasonable discussion, the Commencement Date shall be deemed to be the three (3) month anniversary of the Effective Date of the Agreement. If commencement of a Service is delayed for more than ninety (90) days after the Effective Date of the Agreement (or sixty (60) days after the agreed upon Commencement Date for a denovo client) for any reason beyond FIS’ control, FIS may suspend delivery of the Service and Client shall pay any one-time fees and minimum fees through the balance of the Agreement’s term. Commencement may be rescheduled to a mutually agreed date upon request.

2.2 FIS shall be the exclusive provider of each Service, and Client shall use each Service solely in accordance with FIS’ then current standard user operating instructions and requirements (“Specifications”).

2.3 If Client pays all applicable fees when due less amounts in dispute, FIS shall: (i) provide Client and Client’s U.S. customers (“Customers”) with access to and use of the Service in accordance with the Specifications; (ii) provide Client with standard reporting, if any, associated with usage of the Service; and (iii) perform the Service in compliance with all applicable laws, rules and regulations with respect to FIS, as a third party provider, provision of that Service, including, to the extent applicable, mandatory guidelines issued by the Federal Financial Institutions Examination Council (FFIEC).

2.4 Client shall: (i) provide Customer information to FIS in accordance, and otherwise comply, with the Specifications; (ii) assume all risk and liability associated with transactions, including any risk of counterfeit, charged-back or fraudulent transactions; (iii) comply with all applicable rules, regulations and laws associated with use of a Service, including those relating to usury, truth-in-lending, fair credit reporting, equal credit opportunity, automated clearing house transfers, networks associations, electronic funds transfer, privacy and direct marketing (“Laws”), regardless of whether Client uses any forms or other Materials supplied by FIS; and (iv) provide FIS with notice of any changes in applicable Law that impact the Service. Any modification in a Service necessitated by a change in Laws shall be paid for by Client. However, FIS shall endeavor to distribute the cost of such changes among all FIS clients impacted.

2.5 Client shall be solely responsible for the transmission of any information, data, records or documents (collectively, “Data”) necessary for FIS to perform a Service at Client’s expense, and shall bear any risk of loss resulting from that transmission until FIS confirms receipt. FIS shall bear the risk of loss resulting from Data transmitted to Client until Client confirms receipt. If Client directs FIS to disclose Data to a third party, Client shall provide FIS with written authorization to do so and bear any risk of loss or liability associated with that disclosure. In addition, FIS shall be held harmless from any claim resulting from the third party’s use of that Data, and may, in its discretion, require the third party to enter into a written agreement with FIS governing disclosure of that Data.

2.6 In accordance with FFIEC business continuity guidelines, FIS has put in place a disaster recovery plan designed to minimize the risks associated with a disaster affecting FIS’ ability to provide the Service under the Agreement. FIS’ recovery time objective (RTO) under such plan is seventy-two (72) hours from the time FIS declares a disaster. FIS will maintain adequate backup procedures in order to recover Client’s Data to the point of the last available good backup, with a recovery point objective (RPO) of twenty-four (24) hours, depending on the availability of data. FIS will test its disaster recovery plan annually. Upon request, FIS will provide a summary of its disaster recovery plan and test results, excluding any proprietary information or NPI. Client authorizes FIS to provide Client’s Data to external suppliers in order to test and prepare for disaster recovery, as well as provide replacement services in the event of a disaster. Client is responsible for adopting a disaster recovery plan relating to disasters affecting Client’s facilities and for securing business interruption insurance or other insurance necessary for Client’s protection.

2.7 FIS may change features, functions, and attributes of a Service from time to time so long as those changes do not have a material adverse impact on the performance of the Service. If Client requests a change to a Service, the parties shall negotiate the terms for such change, which terms will be set forth in a mutually agreed upon statement of work (“SOW”).

2.8 Upon termination of the Agreement, FIS shall cooperate in the transition of the Service to Client or a replacement service provider and, if requested by Client, perform ancillary services for the applicable fees. However, no master files, transaction data, test data, record layouts or other similar information shall be provided by FIS until: (i) Client and, if applicable, the replacement service provider, have executed FIS’ deconversion confidentiality agreement; (ii) Client has fully paid all outstanding amounts, excluding those amounts, if any, already in dispute prior to termination; (iii) Client has made a reasonable deposit or completely prepaid FIS’ fees for deconversion assistance; and (iv) the parties mutually agree on a date for deconversion that is at least one hundred eighty (180) days following FIS' receipt of Client’s notice of deconversion. If the one hundred eighty (180) day period ends between the third week of November and the third week of January, the time period for completing deconversion may be extended until the first week of February upon mutual agreement between FIS and Client. In addition, upon termination of the Agreement, FIS may, at Client's request and expense, continue to provide the corresponding Service until the deconversion is completed; provided the parties agree to such continuation in writing.

2.9 FIS’ total liability for a Service is limited in all cases and in the aggregate to the amount of fees actually paid by Client for the corresponding Service during the eighteen (18) months preceding the date of the event that is the basis for the first claim. NOTWITHSTANDING THE FOREGOING, FIS' SOLE OBLIGATION IN THE EVENT OF NEGLIGENCE OR ERROR BY FIS IN THE PERFORMANCE OR NON-PERFORMANCE OF ITS DATA PROCESSING DUTIES HEREUNDER, IF ANY, SHALL BE LIMITED TO REPROCESSING THE DATA FOR CLIENT. FIS’ OBLIGATION HEREIN IS CONTINGENT UPON CLIENT NOTIFYING FIS WITHIN TWO (2) BUSINESS DAYS OR TWO (2) PROCESSING CYCLES AFTER THE RECEIPT OF ERRONEOUS DATA.

2.10 If a Service Agreement is properly terminated by FIS prior to the end of its term, or if Client improperly terminates a Service Agreement, Client shall pay FIS, in addition to any other amounts owed, liquidated damages (“Services Liquidated Damages”) equal to: (i) the greater of (a) fifty percent (50%) of the average monthly fees incurred under the terminated Agreement during the preceding six (6) months (or, during such shorter period if in effect for less than six (6) months), (b) any minimum fees due under the Agreement, or (c) the estimated monthly charge for the Service (as set forth in the pricing attachment to the Agreement), in each case multiplied by the number of months remaining in the then current period of the terminated Agreement; (ii) any costs incurred by FIS as a consequence of the termination; plus (iii) any unpaid one-time fees set forth in the Agreement. Client shall not be entitled to a refund of any pre-paid amounts. If termination of this Agreement occurs prior to the providing of any such Services, then the amount due under subsection (i) above will be calculated using the minimum monthly amount due for each such Service, if any, or the estimated monthly charge (as set forth in the pricing attachment) that FIS would have reasonably expected to receive.

3. Third Party Services. If the Agreement describes the provision of a third party product or service (“Third Party Service”), the following subsections also apply:

3.1 With respect to each Third Party Service, FIS shall: (i) provide Client with the applicable standard reporting; (ii) bill Client for use; and (iii) provide Level One Customer Care (as defined below) to Customers. Client acknowledges that FIS is not the provider of any Third Party Service, and Client shall, if required by FIS, enter into a separate agreement for the Third Party Service directly with the applicable provider. In its provision of “Level One Customer Care”, FIS will: (i) handle incoming Customer calls regarding a Third Party Service, (ii) gather information to identify the issue, (iii) respond to basic Customer questions; and (iv) if necessary, refer issues requiring further analysis or troubleshooting to the Third Party Service provider for additional Customer support.

3.2 FIS makes no warranties or representations of any kind regarding the correctness, accuracy, completeness, merchantability or fitness of any Third Party Service or any associated data, information or system. FIS will pass through to Client end-user warranties to the extent received by FIS from Third Party Service providers.

3.3 If a Third Party Services Agreement is properly terminated by FIS prior to the end of its term or if Client improperly terminates a Third Party Services Agreement, Client shall pay FIS, in addition to any other amounts owed, an amount equal to the Services Liquidated Damages for Third Party Services, unless otherwise set forth in the Agreement. Client shall not be entitled to a refund of any pre-paid amounts.

4. Software. If the Agreement describes the license of a software application (“Software”) by FIS, the following subsections also apply:

4.1 The “Commencement Date” for Software is the earlier of: (i) the date the Software is delivered to Client; (ii) in the event FIS provides implementation and/or data conversion services, the date the Software is first installed and available for Client’s use in a production environment; or (iii) the commencement date agreed upon by the parties in writing. In the event that there is a dispute over the Commencement Date and the parties are unable to mutually agree upon a Commencement Date after reasonable discussion, the Commencement Date shall be deemed to be the one (1) month anniversary of the Effective Date of the Software License and Maintenance Agreement (or the one (1) month anniversary of the Effective Date of any amendment thereto for additional Software licensed by Client after the Effective Date of the Software License and Maintenance Agreement). If the Commencement Date for a piece of Software is delayed for (i) more than ninety (90) days after the Effective Date of the Software License and Maintenance Agreement (or sixty (60) days after the agreed upon Commencement Date for a denovo client); (ii) ninety (90) days after the Effective Date of any amendment to the Software License and Maintenance Agreement for additional Software; or (iii) any reason beyond FIS’ control, FIS may suspend delivery and/or implementation of the Software and Client shall pay any associated one-time fees and maintenance fees through the balance of the term of the Software License and Maintenance Agreement. The Commencement Date may be rescheduled to a mutually agreed date upon request.

4.2 Subject to Client’s payment of all applicable license fees, FIS grants Client a limited, non-exclusive, and nontransferable right and license, during the time period specified in the Software License and Maintenance Agreement, to use a single copy of the object code of the referenced Software solely: (i) in accordance with the terms and restrictions of the Agreement; (ii) on the equipment, if any, specified in the Agreement; and (iii) for its own internal business purpose. Client shall prepare its equipment and site for installation of the Software in accordance with the Specifications. Client may change its equipment or site only with FIS’ prior written consent, which shall not be unreasonably withheld.

4.3 The license granted to Client does not convey any rights, express or implied, to any system, assembly, circuit, combination, method or process of which the Software is a component. Client shall keep the Software free and clear of any claim, lien or encumbrance, and any act by Client purporting to create such a claim, lien or encumbrance shall be void from its inception.

4.4 Client is solely responsible for independently determining if the Software meets its needs and requirements. Client shall verify that the Software complies with the Specifications within forty-five (45) days of its delivery. Client shall have accepted the Software if Client: (i) fails to give FIS written notice of any material non-conformity with the Specifications (“Defect”) during that forty-five (45) day period (or within fifteen (15) days following FIS’ correction of the last reported Defect); or (ii) uses the Software to process data for production purposes.

4.5 Unless specifically indicated in the Agreement, Client shall not directly or indirectly: (i) lease, rent, assign, sublicense, transfer, disclose, provide, sell, market, distribute, reproduce, or copy Software; (ii) use or allow Software to be used or operated by, or for the benefit of, any third party, including any direct or indirect subsidiary or affiliate, or any successor or parent company; or (iii) use Software in the operation of a service bureau. Client may make a single copy of the Software in machine-readable form for disaster recovery and general backup purposes. That copy may be installed on a backup server or system for use solely when approved equipment is inoperable or unusable. Only one (1) copy of Software may be utilized for production purposes. Client shall maintain a record of the number and location of all copies of Software and provide FIS with a copy of that record upon request.

4.6 Software shall remain under the exclusive control and custody of Client at all times, and Client shall keep it in a secure place under appropriate access and use restrictions. Client shall immediately notify FIS of any possession or use of Software not specifically authorized by FIS.

4.7 All modifications, customizations, enhancements or changes made or relating to any part of Software (“Modifications”) shall be owned solely and exclusively by FIS regardless of who created them or the medium of expression. Client shall have no right to make Modifications for any purpose. Client shall have a non-exclusive, non-transferable, and royalty-free license to use such Modifications solely for its own benefit in accordance with the license of the Software. Notwithstanding the foregoing, Client irrevocably assigns, transfers, and conveys to FIS all of Client's right, title, and interest in such Modifications, including, without limitation, all rights of patent, copyright, trade secret and know-how. Client shall execute any appropriate documents and take any action reasonably requested by FIS in order to perfect FIS’ ownership in Modifications. This Agreement does not limit or restrict FIS from developing or marketing the Software, or any similar programs, materials or information, free of any compensation, accounting, attribution, notice or consent obligation to Client.

4.8 FIS warrants that Software will be free of Defects for a period of ten (10) days following its acceptance ("Warranty Period"). Acceptance shall occur: (i) for Software FIS is installing, upon the earlier of (a) the date the Software is first installed and available for Client’s use in a production environment, (b) Client’s first production use of the Software, or (c) the three (3) month anniversary of the Effective Date; and (ii) for Software installed by someone other than FIS, upon the date it is delivered. If a Defect occurs during the Warranty Period, FIS shall, at its discretion and as its sole obligation, either: (1) correct the Defect or replace the Software; or (2) terminate the license for the applicable Software and refund the fee paid for such license. During the Warranty Period, FIS shall provide support (“Support”) consisting of telephone access to: (A) a program control center that will receive reports of Defects during normal business hours (8:30 a.m. to 5:00 p.m., ET, Monday through Friday, excluding any holiday recognized by the U.S. Federal Reserve Board); and (B) an emergency U.S. answering service available at all times (24/7) for reporting Defects that cause a complete system failure. FIS will endeavor to respond to any emergency call within two (2) hours after that call is received. FIS may also provide on-site technical assistance at Client's request at its then current rates.

4.9 Unless specifically set forth in the Agreement, FIS is under no obligation to provide, and Client is under no obligation to purchase maintenance as described in this subsection (“Maintenance”). If Client elects to receive Maintenance, and the associated fees are current and fully paid, FIS shall provide Maintenance during the period specified in the Software License and Maintenance Agreement (“Maintenance Term”) consisting of the: (i) continued provision of Support; (ii) correction of covered Defects reported by Client; and (iii) periodic provision of Modifications made generally available at no additional charge to clients receiving Maintenance (each a “Release”). Releases do not include: (a) new or replacement products; or (b) new versions of Software. Client shall continuously maintain Software at the most current or immediately preceding Release level. FIS will provide Client with a memorandum explaining the nature of any changes made to Software and any updates to the corresponding Specifications for each new Release. Client shall be deemed to have accepted a Release unless it notifies FIS of its rejection within thirty (30) days following receipt.

4.10 FIS is only responsible for correcting covered Defects that occur during the Warranty Period or Maintenance Period. FIS shall make the final determination as to the existence and cause of any Defect. FIS shall have no obligation to correct Defects unless: (i) Client provides a written description of the Defect to FIS in sufficient detail, and with supporting documentation, to enable FIS to diagnose, and if necessary, recreate it; (ii) Client installs and maintains connectivity in accordance with the Specifications; (iii) Client reasonably assists FIS in diagnosing the Defect remotely; (iv) the Defect can be verified at FIS’ facilities; and (v) Client performs reasonable remedial actions specified by FIS. FIS shall begin developing corrections for covered Defects upon verifying their existence, and shall use reasonable diligence to complete development in a timely manner based upon their severity and impact on Client’s business. FIS may address minor Defects that do not materially impact Client’s business or cause unreasonable disruption in a future Release, and may provide Client with a reasonable “work around” to minimize the impact on an interim basis. Client shall be solely responsible for installing any Defect corrections or Releases provided by FIS. Client shall pay FIS then current rates for analyzing and diagnosing any irregularity or problem not caused by a covered Defect.

4.11 FIS’ obligations under this section constitute Client’s sole and exclusive remedy for any Defects or FIS’ provision of Software (all risk of loss having passed to Client upon delivery of the Software). FIS’ total liability arising out of Software is limited in all cases and in the aggregate: (i) during the first year following commencement of the license, to the amount of license fees actually paid by Client; and (ii) after the first year following commencement of the license, to the amount of any fees paid for Maintenance of the Software during the twelve (12) month period immediately preceding the event giving rise to the claim.

4.12 If a Software Agreement is properly terminated by FIS prior to the end of its term, or if Client improperly terminates a Software Agreement, Client shall pay FIS, in addition to any other amounts owed, liquidated damages equal to: (i) all remaining amounts owing through the term of the Agreement excluding those amounts, if any, already in dispute prior to termination; and (ii) any costs incurred by FIS as a consequence of the termination. Client shall not be entitled to a refund of any pre-paid amounts.

4.13 Upon request, FIS will deposit a copy of the source code for Software with its escrow agent so long as Client pays all associated fees and executes and delivers all required documentation.

5. Materials. As a convenience, FIS may provide Client with sample forms, procedures, scripts, marketing materials or other similar information (collectively, “Materials”). Client shall have a license to use those Materials, if any, solely for its own internal use during the term of the Agreement and solely in a manner that is consistent with the Specifications. Client’s license to use the Materials shall expire immediately upon termination of the Agreement. Client is responsible for its use of Materials and bears sole liability for any such use.

6. Training. FIS shall provide Client with training in the use and implementation of Services, Third Party Services, and/or Software as described in the Agreement. Unless otherwise specifically set forth in the Agreement or its attachments, FIS shall provide training at FIS’ then current rates, plus travel expenses (if applicable), on mutually agreeable dates and times. At Client’s expense, FIS may offer training sessions on-line or at an FIS or Client location.

7. Fees and Other Charges.

7.1 Client shall pay all fees and charges set forth in the pricing attachment(s) to the Agreement. Fifty percent (50%) of the one-time fees shall be paid upon execution of the Agreement, and the remaining fifty percent (50%) shall be paid upon the applicable Commencement Date, unless otherwise set forth in the Agreement. Recurring fees shall be paid beginning on the Commencement Date. FIS may increase any pass-through fees (e.g., postage, supplies, courier, data transmission, and telecommunications expenses), outside of its control as its cost for such items increases. FIS may adjust recurring fees annually by the lesser of (i) the percentage increase in the U.S. CPI-U from December to December of the two (2) preceding years, or (ii) three percent (3%). Such increase shall be effective on the first day of the month of the anniversary of the Commencement Date of the Agreement. If the CPI-U is ever discontinued or revised, FIS may in good faith select another government index as a substitute in order to obtain substantially the same result. Fees, costs and expenses owed by Client are exclusive of charges for non-standard materials, work, hardware, software or travel. Travel time, if required, will be charged at FIS’ standard hourly rates, but will not exceed eight (8) hours per day per resource.

7.2 FIS shall electronically debit the account specified in the Agreement (“Settlement Account”) to settle: (i) any fees, charges or other amounts owed to FIS; (ii) transactions; (iii) third party assessments and fines, unless such amount is subject to a good faith dispute by Client with such third party and Clietn has communicated such to FIS within five (5) days of receipt of the applicable invoice; and (iv) any payments or deposits received from or on behalf of Customers. Client shall maintain sufficient funds in the Settlement Account to cover any amounts owed to FIS, and is solely responsible for properly applying all credits and debits made to the Settlement Account by FIS. Client shall notify FIS in writing of any change in Settlement Account information within three (3) business days of occurrence. In the event FIS does not collect amounts owed from the Settlement Account, Client must pay such amounts within thirty (30) days of the invoice date. For any undisputed amount that is not paid within thirty (30) days after its due date, Client shall pay a late fee equal to the lesser of one and one-half percent (1½%) per month of the unpaid amount or the maximum interest rate allowed by law.

7.3 Billing errors shall only be corrected within the twelve (12) month period immediately following occurrence, with the exception of third party pass-through amounts over which FIS does not have control, which shall be corrected promptly following notification of such from the third party. In the event of over-billing, FIS will correct the error on the next invoice by credit to Client. If Client was under-billed, FIS will add the under–billed amount to a future invoice; provided that if the under-billed amount exceeds fifty-thousand dollars ($50,000), FIS will add the under-billed amount in equal amounts over Client’s invoices for the next three calendar quarters. FIS may utilize any amounts owed to Client under this Agreement to pay or reimburse FIS for amounts owed by Client.

7.4 All charges and fees to be paid by Client under the Agreement are exclusive of any applicable withholding, sales, use, excise, value added or other taxes. Any such taxes for which FIS is responsible to collect from Client shall be billed by FIS and paid by Client. Client agrees to reimburse or indemnify FIS for any taxes, penalties and interest assessed by any taxing authority arising out of the Agreement, except to the extent such is the direct result of the gross negligence or willful misconduct of FIS. FIS shall pay and hold Client harmless for any taxes on its property, income or payroll. Client agrees to hold FIS harmless for any sales, use, excise, value added or other taxes assessed by a taxing authority arising out of this Agreement. In the event of any assessment by a taxing authority, both parties agree to cooperate with each other to resolve issues in order to minimize such assessment.

7.5 Ancillary Products.  FIS will provide Client a discount of sixteen percent (16%) off of FIS’s then current list price for ancillary products added by Client under the Agreement during the initial five (5) year term of the Agreement; provided, however, that such discount shall not apply to pass through or third party fees.

8. Intellectual Property.

8.1 Authority.  FIS represents to Client that it has full power and authority to grant the rights granted by this Agreement to Client with respect to the Services without the consent of any other person or entity.

8.2 Client is not acquiring a copyright, patent or other intellectual property right in any Service, Third Party Service, Software, Deliverable, Specifications or Material, or in any data, modifications, customizations, enhancements, changes or work product related thereto. “Deliverable” means any work product or other item (whether tangible or intangible) created by FIS or provided by FIS to Client pursuant to the Services, Third Party Services, or Software, and which may be described more particularly in an Agreement, SOW, or other document signed by the parties.

8.3 Any intellectual property rights that existed prior to the Effective Date of the Agreement shall belong solely to the party owning them at that time. Neither party shall be entitled to any copyright, trade secret or patent of the other party.

8.4 Client shall not alter, obscure or revise any proprietary, restrictive, trademark or copyright notice included with, affixed to, or displayed in, on or by a Service, Third Party Service, Software, Deliverable or Specifications.

9. Information Security; Confidentiality.

9.1 Information Security.  Each party will maintain an information security program comprised of procedural, physical and electronic safeguards designed to meet the objectives of the FFIEC Interagency Guidelines (as amended from time to time and including any successor standards thereto), to prevent the compromise or unauthorized disclosure of Nonpublic Personal Information.  Each party represents to the other party that it will reasonably monitor, evaluate and adjust its information security systems and procedures, its data security systems, and its processes in response to relevant changes in technology, changes in the sensitivity of NPI, and internal and external threats to information security.  Each party shall notify the other party of any unauthorized possession or use of its Confidential Information as soon as possible following notice of that unauthorized use or possession. FIS shall promptly notify Client and, if requested by Client, each of its affected Customers, of any incident that has resulted or is likely to result in the misuse of NPI.  As used herein, “GLB Act” shall mean the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder, as the same may be amended from time to time; and “Nonpublic Personal Information” or “NPI” shall have the meaning provided under the GLB Act.

9.2 Confidentiality.

9.2.1 Each party shall treat information received from the other that is designated as “confidential” at or prior to disclosure ("Confidential Information") as strictly confidential. FIS designates all information relating to the Services, Third Party Services, Software, Deliverables, Specifications and the terms of the Agreement as its Confidential Information. “Confidential Information” shall also include all NPI that FIS receives from or at the direction of Client that concerns any of Client’s Customers.

9.2.2  Each party shall: (i) restrict disclosure of the other party’s Confidential Information to employees and agents solely on a "need to know" basis in accordance with the Agreement; (ii) advise its employees and agents of their confidentiality obligations; (iii) require agents to protect and restrict the use of the other party’s Confidential Information; and (iv) use the same degree of care to protect the other party’s Confidential Information as it uses to safeguard its own Confidential Information of similar importance.

9.2.3 Confidential Information shall remain the property of the party from or through whom it was provided. Except for NPI, neither party shall be obligated to preserve the confidentiality of any information that: (i) was previously known; (ii) is a matter of public knowledge; (iii) was or is independently developed; (iv) is released for disclosure with written consent; or (v) is received from a third party to whom it was disclosed without restriction. Disclosure of Confidential Information shall be permitted if it is: (a) required by law; (b) in connection with the tax treatment or tax structure of the Agreement; or (c) in response to a valid order of a U.S. court or other governmental body, provided the owner receives written notice and is afforded a reasonable opportunity to obtain a protective order. Upon termination of an Agreement, each party shall destroy the other party’s Confidential Information relating to that Agreement in a manner designed to preserve its confidentiality, or, at the other party’s written request and expense, return it to the disclosing party.

10. Indemnification.

10.1 Client shall indemnify, defend, and hold harmless FIS and its officers, employees, directors, agents, affiliates and shareholders, in their individual capacities or otherwise, from and against any and all losses, claims, demands, penalties, actions, causes of action, suits, obligations, liabilities, damages, delays, costs or expenses, including reasonable attorney's fees (collectively, "Losses”) asserted by a third party that result from, relate to, arise out of, or are incurred in connection with: (i) Client’s gross negligence or willful misconduct resulting in personal injury or property damage; (ii) Client’s misuse of a Service, Materials, Third Party Service, Software, Specifications or Deliverables; (iii) inaccurate or incomplete Data; (iv) Client’s use of a Service, Third Party Service, Software and/or Deliverable with computer programs or services owned, licensed or provided by someone other than FIS; (v) Client’s failure to comply with applicable Laws; (vi) Client’s failure to comply with the terms of any Third Party Service agreement; (vii) any claim of libel, violation of privacy rights, unfair competition or infringement of patents, trademarks, copyrights or other intellectual property caused by Client or a Customer; or (viii) any Customer claim, action or suit.

10.2 FIS shall indemnify, defend and hold harmless Client, and its officers, employees, directors, agents and shareholders, in their individual capacities or otherwise, from and against any and all Losses asserted by a third party that result from, relate to, arise out of, or are incurred in connection with: (i) FIS’ gross negligence or willful misconduct resulting in personal injury or property damage; (ii) FIS’ failure to comply with laws applicable to FIS as a third party provider of a Service; or (iii) a claim that a Service, Software, or Deliverable infringes a registered U.S. patent, trademark or copyright. However, FIS shall not be liable for (and Client shall indemnify FIS against) any infringement claim that results, in whole or in part, from: (a) Client’s use of a Service, Software or Deliverable in a manner or for a purpose not specifically described in the Agreement or Specifications; (b) Client’s use of a Service, Software or Deliverable with computer programs, processes, or services owned, licensed or provided by someone other than FIS; or (c) Client’s products or services; or (d) Client's failure to implement corrections or changes provided by FIS. If a claim of infringement of a registered U.S. patent, trademark or copyright has been asserted, or in FIS' opinion is about to be asserted, FIS may, at its option either: (1) procure for Client the right to continue using the Service, Software or Deliverable; (2) replace or modify the Service, Software, or Deliverable so that it becomes non-infringing; (3) terminate the Agreement or SOW and refund all pre-paid fees covering future use of the Service, Software or Deliverable; or (4) defend the action on Client’s behalf and pay any associated costs or damages.

10.3 The obligation to provide indemnification under this section is contingent upon: (i) the indemnified party promptly notifying the indemnifying party in writing of any claim; (ii) the indemnifying party having sole control over the defense and settlement of the claim; (iii) the indemnified party reasonably cooperating during defense and settlement efforts; and (iv) the claim not arising, in whole or in part, out of the action or inaction of the indemnified party.

11. Disclaimer.

11.1 Under no circumstances shall FIS be liable for any Losses caused, directly or indirectly, in whole or in part, by: (i) Client; (ii) a third party; (iii) use of attachments, features, or devices not authorized by the Specifications; (iv) improper or inadequate conditions at a site; (v) improper or incomplete installation not caused by FIS; (vi) equipment changes, reconfigurations, upgrades or relocations; (vii) abuse, misuse, alteration or use that is inconsistent with the terms of the Agreement or Specifications; (viii) incorrect or incomplete Data supplied by Client or its agents; (ix) software, hardware or systems not supplied by FIS; (x) a Force Majeure Event; or (xi) a failure that is not directly attributable to, or reasonably anticipated by, FIS or under FIS’ direct control. FIS shall make the final determination as to the existence and cause of any Defect or Losses.

11.2 FIS shall have no obligation with respect to an alleged Defect or any Losses resulting therefrom unless: (i) Client reasonably assists FIS in the diagnosis and correction of the cause; (ii) Client provides a written description of the Defect or any Losses to FIS within two five (5) days of when the Defect was first discovered or reasonably should have been discovered; and (iii) Client performs diagnostic and remedial actions reasonably requested by FIS. In the event an error or irregularity was not caused by FIS, Client shall pay FIS its then current rates for diagnosing the cause. EXCEPT AS SPECIFICALLY AGREED IN WRITING, ALL SERVICES, THIRD PARTY SERVICES, SOFTWARE, DELIVERABLES, EQUIPMENT, AND MATERIALS ARE PROVIDED “AS IS”, AND ALL WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR ERROR-FREE OPERATION (EVEN IF CREATED BY THE INTERNATIONAL SALE OF GOODS CONVENTION), ARE DISCLAIMED IN THEIR ENTIRETY.

12. Limitation of Liability. FIS shall not be liable for any indirect, incidental, consequential, special, delay or punitive damages whatsoever (including but not limited to, damages for loss of business profits or revenue, business interruption, loss of information, or other pecuniary loss), even if FIS was advised of the possibility of such damage.

13. Audits.

13.1 Upon at least five (5) business days prior written notice, FIS, its representatives and/or vendors may visit Client's facilities, during normal business hours, for the purpose of: (i) inspecting the location and use of Software, Deliverables and any third party software; and (ii) auditing, monitoring and ensuring compliance with the terms of this Agreement. In addition, each party shall have the right, upon reasonable prior written notice (and no more than once each year), to visit the other party's facilities during normal business hours for the purpose of determining the adequacy of procedures for complying with its obligations relating to Confidential Information under this Agreement.

13.2 Notice for any audit must specify the scope of the information sought and the purpose of the audit. All audits must be reasonable in scope and duration, and conducted at the expense of the auditing party. Client and its representatives may be required to sign FIS’ nondisclosure and confidentiality agreement in advance of performing any audit. FIS shall have the right to receive and comment on any report prepared by or on behalf of Client prior to that report being published or disseminated.

13.3 In lieu of any audit relating to a Service, FIS may provide Client with a certified copy of its most recent SAS-70, AUP, Security, Disaster Recovery, PCI, GLBA, NACHA, PIN, TG3 or similar report regarding the Service. The provision of such report(s) shall satisfy all of FIS’ audit obligations to Client with respect to the corresponding Service.

13.4 FIS shall permit governmental agencies that regulate Client in connection with a Service performed by FIS to examine FIS’ books and records to the same extent as if that Service was being performed by Client on its own premises.

14. Use of Names and Trademarks. FIS may use Client’s name and logo: (i) in a general listing of users of its products and services; and (ii) as reasonably necessary to perform any Services. Other than the foregoing: (a) neither party shall use the other party’s logos, trademarks or stock exchange ticker symbol unless pre-approved in writing; and (b) the parties shall consult with each other in preparing any press release or other similar communication that mentions or implies a relationship between them.

15. Relationship. FIS is an independent contractor. Neither FIS nor any of its representatives are an employee, partner or joint venturer of Client. FIS has the sole obligation to supervise, manage and direct the performance of its obligations under the Agreement. FIS reserves the right to determine who will be assigned to perform its obligations, and to make replacements or reassignments as it deems appropriate. Each party shall be solely responsible for payment of compensation to its respective personnel, and assumes full responsibility for payment of all federal, state, local and foreign taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such personnel. Except as expressly stated in the Agreement, neither party shall be an agent of the other, nor have any authority to represent the other in any matter. To the extent that FIS engages a subcontractor, FIS shall remain solely responsible for the performance of the subcontracted work. Client shall have no recourse, and shall assert no claim, against any subcontractor of FIS.

16. Insurance. FIS shall use reasonable commercial efforts to maintain the following minimum insurance coverage and limits: (i) statutory workers’ compensation in accordance with all Federal, state, and local requirements; (ii) employer’s liability insurance with limits of coverage of $1,000,000 (a) per accident, bodily injury (including death) by accident, (b) per bodily injury (including death) by disease, and (c) per employee for bodily injury (including death) by disease as required by the state in which the Services are performed; (iii) commercial general liability with an aggregate of $2,000,000, and $1,000,000 per occurrence for bodily injury, property damage and personal injury; (iv) automobile liability insurance, including FIS-owned, leased, and non-owned vehicles with a single limit of $1,000,000; (v) property insurance, covering the hardware and other equipment used by FIS to provide the Services; (vi) errors and omissions, including technology/professional liability insurance, with limits of $5,000,000 per claim, including but not limited to, coverage with respect to: (a) violation of federal or state privacy laws or regulations, (b) data protection liability insurance covering liabilities for financial loss resulting or arising from acts, errors, or omissions, in rendering the Services provided by FIS under this Agreement, including data theft, damage, destruction, or corruption, including unauthorized access, unauthorized use, identity theft, theft of personally identifiable information or confidential corporate information, transmission of a computer virus or other type of malicious code, and participation in a denial of service attack on a third party; (vii) umbrella (excess) liability insurance for the above-referenced comprehensive general liability and employer’s liability coverage in the amount of $5,000,000 per occurrence; and (viii) crime insurance, with coverage extended to include property of Client in the care, custody, or control of FIS, or for which FIS is legally liable, with limits of $5,000,000 per claim.

17. Termination and Additional Remedies.

17.1 In addition to any other remedies, either party may terminate the Agreement on sixty (60) days advance written notice if the other party: (i) fails to cure a material during such 60 day notice and cure period, and upon expiration of such 60 day period, should the breach not have been cured, the non-breaching party may immediately terminate the Agreement; (ii) is the subject of a dissolution, reorganization, insolvency or bankruptcy action that is not dismissed within forty-five (45) days of being filed; (iii) suffers the appointment of a receiver, conservator or trustee; (iv) commits any act related to the Service with the intent to defraud the other party; or (v) discontinues performance under the Agreement because of a binding order of a court or regulatory body. If a breach cannot reasonably be cured within sixty (60) days, the non-breaching party may not terminate the Agreement so long as the breaching party promptly commences work and completes correction within ninety (90) days of receiving written notice of the breach.

17.2 Due to the likelihood of irreparable injury, each party shall be entitled to seek an injunction against the other for any breach of confidentiality, indemnification and intellectual property obligations.

18. Export Restrictions and Unlawful Activity.

18.1 FIS’ Confidential Information is subject to export controls under applicable law. Accordingly, Client shall: (i) remain in compliance with all requirements associated with these laws; (ii) cooperate fully with any audit related to these laws; and (iii) not utilize FIS’ Confidential Information in any country that is embargoed by the U.S. government. Client shall be solely responsible for the importation of FIS’ Confidential Information, including obtaining any approval or permit necessary for importation or use.

18.2 Neither Client nor any of its directors, officers, agents, employees or other persons associated with or acting on its behalf: (i) have received or will receive any unlawful contribution, gift, entertainment or other payment from FIS; (ii) is a governmental entity; or (iii) is in violation of, or will violate any applicable anti-corruption or anti-bribery law. FIS shall have an irrevocable right to immediately terminate the Agreement or any other relationship with Client if this subsection is breached.

19. Miscellaneous.

19.1 Client shall not assign, subrogate or transfer any interest, obligation or right arising out of the Agreement or SOW without prior written consent from FIS, which shall not be unreasonably withheld.  Notwithstanding the foregoing, Client may assign this Agreement to a subsidiary, affiliate or successor in interest in the event of Change in Control, provided, however, that (i) such assignment does not materially and substantially increase or decrease the scope of this Agreement, and (ii) the assignee is not a Competitor of FIS. For purposes of this Agreement, a “Change in Control” shall mean any consolidation, merger, transfer or reorganization of a majority of the assets or stock of Client. Subject to the foregoing, the terms of each Agreement or SOW shall be binding upon and inure to the benefit of permitted successors and assigns. For purposes of this Section, a “Competitor” shall mean any entity engaged in the business of developing, marketing or licensing software products or services which are in competition with the software products or services provided by FIS, its subsidiaries or affiliates.

19.2 Any dispute, difference, controversy or claim arising out of or relating to the Agreement shall be settled by binding arbitration before a single arbitrator in (i) Jacksonville, Florida, if such dispute or claim is brought by Client, or (ii) New York, New York, if such dispute or claim is brought by FIS, in either case, in accordance with the Commercial Arbitration Rules (including Procedures for Large, Complex Commercial Disputes) of the American Arbitration Association. Judgment on any resulting award may be entered into by any court having jurisdiction over the parties or their respective property. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Agreement, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in New York, without regard to internal principles relating to conflict of laws. The prevailing party in any dispute arising out of the Agreement shall be entitled to, and the arbitrator shall have jurisdiction to award, the recovery of reasonable attorneys’ fees, costs and expenses.

19.3 Telephone communications between FIS and Client and/or Customers may be monitored or recorded without further notice in order to maintain service quality.

19.4 FIS shall not be liable for any loss, damage or failure due to causes beyond its control, including strikes, riots, earthquakes, epidemics, terrorist actions, wars, fires, floods, weather, power failure, telecommunications outage, acts of God or other failures, interruptions or errors not directly caused by FIS (“Force Majeure Event”).

19.5 The headings that appear in these terms and conditions are inserted for convenience only and do not limit or extend its scope. The Agreement shall not be construed more strongly against either party, regardless of who is more responsible for its preparation.

19.6 Each party signing on behalf of a party, represents and warrants that it has full legal authority to enter into and perform its obligations without any additional consent or approval.

19.7 Each Agreement (including these General Terms and the pricing attachments both of which are incorporated therein) together with any attachments thereto, constitute the entire agreement and understanding of the parties with respect to its subject matter. All prior agreements, understandings and representations regarding the same or similar services are superseded in their entirety. In the event of a conflict, ambiguity or contradiction in documents, the documents will take precedence over each other in accordance with the following ranking: (i) SOWs; (ii) exhibits and attachments; (iii) Agreements; (iv) Specifications; and (v) these General Terms. The Agreement may only be modified by a written document signed by both parties. The parties do not intend, nor shall there be, any third party beneficiary rights.

19.8  No waiver of any provisions of the Agreement and no consent to any default under the Agreement shall be effective unless in writing and signed by the party against whom such waiver or consent is claimed. No course of dealing or failure to strictly enforce any provision of the Agreement shall be construed as a waiver of such provision for any party’s rights. Waiver by a party of any default by the other party shall not be deemed a waiver of any other default.

19.9 If any provision of the Agreement is unenforceable in any respect under law, such enforceability shall not affect any other provision of the Agreement, and the Agreement shall be construed as if such unenforceable provision had not been included to the extent necessary to bring it within the requirements of that law.

19.10 All notices given in connection with the Agreement must be in writing and delivered via overnight delivery. Notices shall be delivered to the address set forth in the Agreement Notices to FIS shall include a copy (which shall not constitute notice) to the General Counsel at the same address.

19.11 Termination of the Agreement shall not impact any right or obligation arising prior to termination. Sections 9, 10, 11 and 12, as well as Subsection 19.2, of these General Terms shall survive any termination of the Agreement.

Acknowledged and Accepted:

HERITAGE OAKS BANK
545 12th Street
Paso Robles, California 93446

/s/ Ron Oliveira
Signature

Ron Oliveira
Name (printed)

Chief Operating Officer
Title

6/7/2010
Date